EXHIBIT 4.1

EXECUTION COPY

$105,000,000

CREDIT AGREEMENT

Dated as of January 13, 2012

among

THE UNITED ILLUMINATING COMPANY

as the Borrower

THE BANKS NAMED HEREIN

as Banks

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

i

Schedule I	-	List of Applicable Lending Offices

Schedule 5.02	-	Existing Liens

Exhibit A	-	Form of Notice of Borrowing

Exhibit B	-	Form of Assignment and Assumption

Exhibit C	-	Form of Opinion of Counsel to the Borrower

Exhibit D	-	Form of Opinion of Special New York Counsel to the Administrative Agent

Exhibit E-1		Form of U.S. Tax Compliance Certificate

Exhibit E-2		Form of U.S. Tax Compliance Certificate

Exhibit E-3		Form of U.S. Tax Compliance Certificate

Exhibit E-4		Form of U.S. Tax Compliance Certificate

ii

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as January 13, 2012, among THE UNITED ILLUMINATING COMPANY, a specially chartered Connecticut corporation (the “Borrower”), the banks parties hereto (the “Banks”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent (the “Administrative Agent”).

PRELMINARY STATEMENT:

WHEREAS, the Borrower has requested, and the Banks and the Administrative Agent have agreed, to extend credit to the Borrower on the terms set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.   Certain Defined Terms.

As used in this agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Advance” means an advance by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means with respect to any Base Rate Advance, 0% per annum, and with respect to any Eurodollar Rate Advance, 1.0% per annum; provided, that the Applicable Margins set forth above will increase upon the occurrence and during the continuance of any Event of Default by 2.0% per annum.

“Approved Fund” means any Fund that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank or (iii) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.06), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof if and for so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement.

“Banks” means JPMorgan Chase Bank, N.A. and its successors and permitted assigns pursuant to Section 8.06.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(i)           the rate of interest announced publicly by JPMorgan in New York, New York, from time to time as JPMorgan’s prime rate;

(ii)          the sum of 1/2 of 1% per annum plus the Federal Funds Rate; and

(iii)         LIBOR, as appearing on Page 3750 of the Dow Jones Market Service (or another commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at 11:00 a.m. (London time) such day for a term of one month (or if no such rates are quoted on such day, the previous day for which quotations are available) (the “One-Month LIBOR Rate”) plus 1%; provided, however, if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates plus 1%.

The Base Rate shall change concurrently with each change in such prime rate, the Federal Funds Rate or the One-Month LIBOR Rate, as the case may be.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.05(a).

“Base Rate Borrowing” means a Borrowing composed of Base Rate Advances.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and, in the case of Eurodollar Rate Advances, having Interest Periods of the same duration, made by each of the Banks pursuant to Section 2.01 or Converted pursuant to Section 2.07 or 2.08.

“Business Day” means a day of the year other than a Saturday, Sunday or a public or bank holiday in New York City or New Haven, Connecticut, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (i) the Parent shall fail to own 100% of the common equity interests in the Borrower, free and clear of all Liens and encumbrances, or (ii) the occurrence, after the date of this Agreement, of (A) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors; or (B) individuals who at the beginning of the term of this Agreement were directors ceasing for any reason to constitute a majority of the Board of Directors of the Parent unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Parent in accordance with the Parent’s Bylaws; or (C) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Parent (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Commitment” has the meaning specified in Section 2.01 hereof.

“Commitment Percentage” means, as to any Bank as of any date of determination, the percentage describing such Bank’s pro rata share of the Commitments on such date.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital” means the sum of (i) Consolidated Debt and (ii) the consolidated equity of all classes of stock (whether common, preferred or preference) of the Borrower, in each case determined in accordance with GAAP, except that unrealized gains and losses reflected in other comprehensive income in respect of qualified and non-qualified defined benefit pension plans, as well as other post-retirement benefit plans of the Borrower and its Consolidated Subsidiaries, for any period shall be excluded for purposes of such determination.

“Consolidated Debt” means the total principal amount of all Debt of the Borrower and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.07 or 2.08 or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances pursuant to Section 2.07 or 2.08.

“Credit Parties” means the Administrative Agent and the Banks.

“Debt” of any Person means, without duplication, (i)  all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (vi) all reasonably quantifiable obligations under indemnities or under support or capital contribution agreements and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, all Debt of others referred to in clauses (i) through (v) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (vii) preferred securities issued by any Consolidated Subsidiary of the Borrower held directly or indirectly by any person other than the Parent; provided, however, for the avoidance of doubt, “Debt” shall not include any obligation of any Person under indemnities, reimbursement agreements or similar arrangements with respect to surety bonds and other performance guaranties.

“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent, that (i) has failed, within three Business Days after the date required to be funded or paid, (A) to fund any portion of its Advances or (B) to pay over to any Credit Party any other amount required to be paid by it under this Agreement, unless, in the case of clause (A) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Advance cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Advances, provided that such Bank shall cease to be a Defaulting Bank pursuant to clause (iii) upon such requesting party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (iv) has become the subject of a Bankruptcy Event.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Drawdown Date” means the Business Day selected by the Borrower occurring during the period from the date hereof to and including February 1, 2012 on which the Advances are initially made hereunder.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.06(b)(iii)).

“Environmental Event” means (i) the generation, storage, disposal, removal, transportation or treatment of Hazardous Materials in violation of applicable law (A) on any real property owned, occupied or operated by the Borrower or any Person for whose conduct the Borrower is responsible (“Real Property”), or (B) in the vicinity of any Real Property, which through soil or ground water migration is reasonably likely to come to be located at or on such Real Property; (ii) the receipt by the Borrower of any written notice or claim of any violation of any Environmental Law or of any action based upon nuisance, negligence or other tort theory alleging liability on the basis of improper generation, storage, disposal, removal, transportation or treatment of Hazardous Materials on any Real Property; or (iii) the presence or release of Hazardous Materials at or from any Real Property, that has resulted in contamination or deterioration of any portion of such property in or to a level of contamination greater than the levels permitted or established by any governmental authority having jurisdiction over the Borrower or any Real Property.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, judgments, orders, decrees, and permits and all other governmental rules, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or the release of any materials into the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an Affiliate of the Borrower from a Multiple-Employer Plan during a plan year for which it was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or an Affiliate of the Borrower to make a payment to a Plan required under Section 303(k) of ERISA, which Section imposes a Lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan, and, in the case of any event described in clause (ii), (iv), (v), (vi) or (vii), the then-present value of such Plan’s vested benefits exceeds the then-current value of assets accumulated in such Plan by more than $10,000,000 (or in the case of withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount) and, in any other case, the net liability of the Borrower and its affiliates in respect of such event exceeds $10,000,000.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing an interest rate per annum equal to the rate appearing on page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time) at 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate (rounded upward to the nearest 1/16 of 1%) at which deposits in U.S. dollars of $5,000,0000 for delivery on the first day of such Interest Period and with a term equivalent to such Interest Period would be offered by JPMorgan’s (or its Affiliate’s) principal London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; subject, however, to the provisions of Section 2.07 hereof.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(b).

“Eurodollar Rate Borrowing” means a Borrowing composed of Eurodollar Rate Advances.

“Eurodollar Rate Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (A) such Bank acquires such interest in the Advance or Commitment (other than pursuant to an assignment requested by the Borrower under Section 8.06(f)) or (B) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means a Bank that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint containing lead, urea, formaldehyde foam insulation and discharges of sewage or effluent, as any of such terms is defined from time to time in or for the purposes of any Environmental Laws, friable asbestos, pesticides, petroleum or petroleum products.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Interest Period” means, for each Eurodollar Rate Advance constituting part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into such a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one week or one, two or three months or such other periods acceptable to all the Banks, as the Borrower may select, upon notice received by the Administrative Agent in accordance with Section 2.02(a) or Section 2.08; provided, however, that:

(i)           the duration of any Interest Period that commences before the Maturity Date and otherwise ends after the Maturity Date shall end on the Maturity Date;

(ii)           if any Interest Period begins on a day for which there is no corresponding day in the calendar month during which such Interest Period is to end, such Interest Period shall end on the last Business Day of such month; and

(iii)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” has the meaning specified in the recital of parties to this Agreement.

“Lien” has the meaning specified in Section 5.02(a).

“Loan Document” means this Agreement and any promissory notes delivered pursuant to Section 2.01(b) or 3.01(a).

“Majority Banks” means at any time, if there are Advances outstanding, Banks holding in excess of 50% of the Advances then outstanding, or, if there are no Advances outstanding, Banks holding in excess of 50% of the Commitments.

“Maturity Date” means July 13, 2012 or the earlier date of termination in whole of the Commitments pursuant to Section 2.03 or Section 6.01 hereof.

“Multiple-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or an Affiliate of the Borrower and at least one Person other than the Borrower and its Affiliates or (ii) was so maintained and in respect of which the Borrower or an Affiliate of the Borrower could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” means, with respect to any Prepayment Event, the cash proceeds received by the Borrower or any Subsidiary of the Borrower in respect of such Prepayment Event, including cash subsequently received in respect of any non-cash proceeds initially received, net of all reasonable fees and out-of-pocket expenses paid to Persons that are not Affiliates of the Borrower in connection with such Prepayment Event.

“Non-Defaulting Bank” means, at the time of determination, a Bank that is not a Defaulting Bank.

“Notice of Borrowing” has the meaning specified in Section 2.02(a) hereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.06(f)).

“Parent” means UIL Holdings Corporation, a Connecticut corporation.

“Participant” has the meaning specified in Section 8.06(d).

“Participant Register” has the meaning specified in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single-Employer Plan or a Multiple-Employer Plan.

“Prepayment Event” means, without duplication, the issuance or incurrence by the Borrower or any Subsidiary of the Borrower of any Debt of the type described in clause (i) or (iii) of the definition of “Debt” pursuant to any debt securities (including, without limitation, any debt securities issued pursuant to Rule 144A of the Securities and Exchange Commission or otherwise) or bank financing by or on behalf of the Borrower or any Subsidiary of the Borrower, other than (i) Debt incurred pursuant to this Agreement and (ii) Debt incurred pursuant to the Amended and Restated Credit Agreement, dated as of November 30, 2011, among the Parent, the Borrower, certain other borrowers named therein, certain letter of credit issuing banks named therein and JP Morgan, as administrative agent, as in effect on the date hereof, and (iii) Debt incurred in the ordinary course and payable to the Parent or a Subsidiary of the Parent.

“Recipient” means the Administrative Agent and any Bank.

“Register” has the meaning specified in Section 8.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Single-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or an Affiliate of the Borrower and no Person other than the Borrower and its Affiliates, or (ii) was so maintained and in respect of which the Borrower or an Affiliate of the Borrower could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Type” has the meaning assigned to such term in the definition of “Advance” when used in such context.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02.   Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03.   Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) hereof (“GAAP”).

ARTICLE II
AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

SECTION 2.01.   The Advances.

(a)      Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower on the Drawdown Date in an aggregate amount not to exceed the amount set opposite such Bank’s name on Schedule I hereto as such amount may be reduced prior to the Drawdown Date pursuant to Section 2.03 hereof (such Bank’s “Commitment”).  Following the making of such Advances, the Advances may be Converted in accordance with Section 2.08.  Each Base Rate Borrowing shall be in an integral multiple of $1,000,000, and each Eurodollar Rate Borrowing shall be in an aggregate amount not less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof.  Each Borrowing made on the Drawdown Date shall consist of Advances of the same Type and, in the case of Eurodollar Rate Advances, having Interest Periods of the same duration, made on the Drawdown Date to the Borrower by the Banks ratably according to their respective Commitments.  Once repaid, the principal amount of each Advance may not be reborrowed.

(b)      Any Bank may request that any Advances made by it be evidenced by one or more promissory notes.  In such event, the Borrower shall prepare, execute and deliver to such Bank one or more promissory notes payable to the order of such Bank (or, if requested by such Bank, to such Bank and its assignees) and in a form approved by the Administrative Agent.

SECTION 2.02.   Making the Initial Advances.

(a)      The initial Borrowings shall be made on notice, given not later than 11:00 A.M. (New York City time) on the Drawdown Date, in the case of a proposed Base Rate Borrowing, or on the third Business Day prior to the Drawdown Date, in the case of a proposed Eurodollar Rate Borrowing, by the Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof by telecopier, telex or cable.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit A hereto, specifying therein the requested (i) Drawdown Date, (ii) Type of Advances constituting such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Eurodollar Rate Borrowing, the initial Interest Period for each of the Advances constituting such Borrowing.  Each Bank shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02 such Bank’s ratable portion of such Borrowing, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b)      Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(c)      Unless the Administrative Agent shall have received notice from a Bank prior to the Drawdown Date that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the Drawdown Date in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances constituting such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(d)      The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

SECTION 2.03.   Reduction of the Commitments.

(a)      The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks, provided that the aggregate amount of the Commitments of the Banks shall not be reduced to an amount that is less than the aggregate principal amount of Advances outstanding at such time and provided, further, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)       At any time following the making of the initial Advances hereunder on the Drawdown Date that the aggregate Commitments shall exceed the aggregate principal amount of the Advances outstanding (including, without limitation, upon the prepayment of Advances in connection with a Prepayment Event), the Commitments shall automatically and permanently reduce by an amount equal to such excess.

(c)      Once terminated or reduced, a Commitment may not be reinstated.  The Administrative Agent shall promptly notify each Bank of any reduction in the Commitments pursuant to this Section 2.03.

SECTION 2.04.   Repayment of Advances.

The Borrower shall repay to the Administrative Agent for the ratable accounts of the Banks on the Maturity Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.05.   Interest on Advances.

The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)      Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate plus the Applicable Margin, payable quarterly on the last day of each March, June, September and December during the term hereof, on the Maturity Date and on the date such Base Rate Advance shall be Converted or paid in full.

(b)      Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin, payable on the last day of such Interest Period, provided, however, that if the Interest Period for such Advance is greater than three months then interest shall also be payable at the end of each three month interval following the date of such Advance.

SECTION 2.06.   Additional Interest on Eurodollar Rate Advances.

The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank made to the Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest shall be determined by such Bank and notified to the Borrower through the Administrative Agent.

SECTION 2.07.   Interest Rate Determination.

(a)      The Administrative Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(a) or (b) hereof.

(b)      If, with respect to any Eurodollar Rate Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Majority Banks notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Banks, whereupon

(i)           each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii)           the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(c)      If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Banks, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)      On the date on which the aggregate unpaid principal amount of Advances constituting any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall, if they are Eurodollar Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances constituting another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $1,000,000, the Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

SECTION 2.08.   Voluntary Conversion of Advances.

So long as no Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both has occurred and is continuing, then the Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11 hereof, Convert all or a portion of Advances of one Type constituting the same Borrowing into Advances of another Type or Advances of the same Type to a new Interest Period; provided, however, that any Conversion of any Eurodollar Rate Advances into Base Rate Advances or Eurodollar Rate Advances into Eurodollar Rate Advances having new Interest Periods shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless the Borrower shall also reimburse the Banks in respect thereof pursuant to Section 8.04(b) hereof on the date of such Conversion.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into or relating to Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.  The Administrative Agent shall promptly notify each Bank of any notice received from the Borrower pursuant to this Section.

SECTION 2.09.   Prepayments of Advances.

(a)      Upon notice, given not later than 11:00 a.m. (New York City time) on the date of a proposed prepayment for Base Rate Advances and on the third Business Day prior to the date of such prepayment for Eurodollar Rate Advances, the Borrower may, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances constituting part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the aggregate amount of all Advances constituting the same Borrowing), and (ii) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 8.04(b).  Except as provided in this Section 2.09, the Borrower shall not have any right to prepay any principal amount of any Advances.

(b)      No later than one Business Day following the date of receipt by the Borrower or any Subsidiary of the Borrower of Net Proceeds, the Borrower shall prepay the outstanding principal amounts of the Advances constituting part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, in an amount equal to the lesser of (i) 100% of such Net Proceeds and (ii) the principal amounts of the Advances outstanding and constituting part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.10.   Increased Costs.

(a)      Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement for which the Borrower is required to pay additional interest pursuant to Section 2.06);

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Bank;

and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or other Recipient, the Borrower will pay to such Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)      Capital Requirements.  If any Bank determines that any Change in Law affecting such Bank or any Applicable Lending Office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Advances made by it, to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered.

(c)      Certificates for Reimbursement.  A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Bank the undisputed amount shown as due on any such certificate within 10 days after receipt thereof.

(d)      Delay in Requests.  Failure or delay on the part of any Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.11.   Illegality.

Notwithstanding any other provision of this Agreement, if any Bank shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Banks then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Banks then outstanding into Base Rate Advances in accordance with Section 2.08; provided, however, that the Borrower will not be permitted to Convert such Eurodollar Rate Advances to Base Rate Advances if the applicable law or regulation requires immediate compliance on the part of such affected Bank.

SECTION 2.12.   Payments and Computations.

(a)      The Borrower shall make each payment to be made by it hereunder, without condition or deduction for counterclaim, defense, recoupment or setoff, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address at 10 South Dearborn, Chicago, Illinois 60603, Mid Corp Loan & Agency, in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or facility fees ratably (other than amounts payable pursuant to Section 2.06, 2.10 or 2.13 hereof and except as provided otherwise in Sections 2.13(b) and 8.11) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)      The Borrower hereby authorizes each Bank, if and to the extent payment owed by the Borrower to such Bank is not made (to such Bank or to the Administrative Agent for such Bank) when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Bank any amount so due.

(c)      All computations of interest based on clause (a) of the definition of “Base Rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on clause (b) or (c) of the definition of “Base Rate” or on the Eurodollar Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.06 shall be made by a Bank, in each case on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Administrative Agent (or, in the case of Section 2.06 hereof, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)      Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or principal, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)      Notwithstanding anything to the contrary contained herein, any amount payable by the Borrower hereunder, other than the principal amount of the Advances, that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date when due until paid in full at a rate equal at all times to the sum of the Base Rate plus the Applicable Margin, plus 2% per annum, payable upon demand.

SECTION 2.13.   Sharing of Payments, Etc.

(a)      If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.06 or 2.10 hereof) in excess of its ratable share of payments on account of the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in their Advances as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

(b)      If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.02(a) or 7.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section in any order as determined by the Administrative Agent in its discretion until all such unsatisfied payment obligations of such Bank are fully paid.

SECTION 2.14.   Taxes.

(a)      Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)      Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)      Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient by the Borrower and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d)      Indemnification by the Banks.  Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 8.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any

Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this subsection (d).

(e)      Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)      Status of Banks.

(i)           Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (B) and (D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)           any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)      Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) promptly following receipt of any such refund of Taxes.  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)      Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.01.   Conditions Precedent to Initial Advances.

The obligation of each Bank to make the initial Advances to be made by it hereunder is subject to the satisfaction, on the date hereof, of the following conditions precedent:

(a)      The representations and warranties of the Borrower contained in Section 4.01 shall  be true and correct, and no event shall have occurred and be continuing, or shall result from such Advance or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(b)      The Administrative Agent shall have received the following, each dated on or as of the date hereof, in form and substance satisfactory to the Administrative Agent and (except for the promissory notes referred to in (i) below) in sufficient copies for each Bank:

(i)           Promissory notes of the Borrower payable to the order of each Bank requesting such a note in a form acceptable to the Administrative Agent.

(ii)           Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such other Loan Documents, together with certified copies of the certificate of incorporation and bylaws (or equivalent documents) of the Borrower, and a certificate from the secretary of state of the State of Connecticut (or other appropriate authority of such jurisdiction) evidencing the legal existence of the Borrower.

(iii)           A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents and the other documents to be delivered hereunder and attesting to the accuracy of the representations and warranties of the Borrower set forth in Section 4.01.

(iv)           A favorable opinion of Wiggin and Dana LLP, counsel for the Borrower, substantially in the form of Exhibit C hereto and as to such other matters as any Bank through the Administrative Agent may reasonably request.

(v)           A favorable opinion of King & Spalding LLP, counsel for the Administrative Agent, substantially in the form of Exhibit D hereto.

(vi)           Such information as shall be sufficient for the Administrative Agent and each Bank to verify the identity of the Borrower for purposes of complying with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as contemplated by Section 8.10 hereof.

(vii)           Such other information or documentation as the Administrative Agent reasonably requests for the Borrower.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.   Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows on the date hereof and at such other times as specified herein:

(a)      The Borrower is a corporation duly incorporated and validly existing under the laws of the State of Connecticut and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.  Except where failure to procure the same will not materially affect the conduct of its business, the Borrower has validly procured and now possesses all franchises, rights, licenses and permits and other similar authorizations which are required for its present operations by each jurisdiction in which it is carrying on any material portion of its business.  The Borrower is in compliance in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA, all Environmental Laws and payment of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith), non-compliance with which would materially adversely affect the business, operations, affairs, assets, condition, financial or otherwise, or prospects of the Borrower or in any way affect the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document.

(b)      The execution, delivery and performance by the Borrower of each Loan Document and all other instruments and documents to be delivered hereunder, and the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower’s certificate of incorporation or bylaws or (ii) any law, rule, regulation, order or judgment applicable to, or any contractual restriction binding on or affecting, the Borrower, and do not result in or require the creation of any Lien, security interest or other charge or encumbrance upon or with respect to any of its properties, except pursuant to this Agreement.

(c)      No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of each Loan Document or any other document or instrument to be delivered by the Borrower hereunder.

(d)      This Agreement is, and any promissory note when delivered pursuant to Section 2.01(b) will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.

(e)      The consolidated balance sheet (including the notes thereto) of the Borrower and its Subsidiaries as at December 31, 2010 and the related consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, audited by PricewaterhouseCoopers LLP, independent public accountants, and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2011, and the related unaudited consolidated statements of income of the Borrower and its Subsidiaries for the fiscal quarter then ended, certified by the chief financial officer of the Borrower, copies of which have been furnished to each Bank, fairly present (subject, in the case of such balance sheet and statements of income for the fiscal quarter ended September 30, 2011, to normal year-end adjustments) the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP.  Except as described in said September 30, 2011 financial statements, since December 31, 2010 there has been no material adverse change in the business, operations, affairs, assets, condition, financial or otherwise, or prospects of the Borrower and its Subsidiaries on a consolidated basis.

(f)      There has not been any failure by the Borrower to file at or prior to the time required any report or other filing with any regulatory or other governmental authority having jurisdiction over it, which failure would materially adversely affect the business, operations, affairs, assets, condition, financial or otherwise, or prospects of the Borrower and its Subsidiaries, taken as a whole.

(g)      Except as described in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or in the Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (including in each case, the notes in the financial statements included therein), there are neither (i) any actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or the property of the Borrower or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental body, nor (ii) any developments or determinations in any such suits or proceedings, which actions, suits, proceedings, developments or determinations may materially adversely affect the business, operations, affairs, assets, condition, financial or otherwise, or prospects of the Borrower and its Subsidiaries, taken as a whole, or that may materially adversely affect the ability of the Borrower to perform its obligations under any Loan Document.  The Borrower is not in default with respect to any order of any court, arbitrator or governmental body, except for defaults with respect to orders of governmental agencies, which defaults are not material to the business or operations of the Borrower.

(h)      No proceeds of any Advance will be used by the Borrower to acquire any security in any transaction that is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

(i)      The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j)      The Borrower is not an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.

(k)      No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which reasonably could be expected to materially adversely affect the business, operations, affairs, assets or condition, financial or otherwise, or prospects of the Borrower and its subsidiaries on a consolidated basis, or the ability of the Borrower to perform its obligations hereunder.  The Borrower is not an employer under any Multiple-Employer Plan.

(l)       The Borrower carries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.

(m)             No Environmental Event has occurred and is continuing except for such Environmental Events as have been disclosed to the Banks in writing, and as do not, in the reasonable opinion of the Borrower, materially adversely affect the assets, liabilities, financial condition, business, operations or prospects of the Borrower.

(n)      The Borrower and each of its Subsidiaries has filed all tax returns (Federal, state and local) required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower or such Subsidiary is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

(o)      The information (other than any financial projections) furnished by or on behalf of the Borrower to the Administrative Agent or any Bank in connection with the negotiation of this Agreement or included herein or delivered pursuant hereto is and will, when taken as a whole, be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.  The financial projections, if any, that have been or will be prepared by the Borrower and made available to the Administrative Agent or any Bank have been or will be prepared in good faith based upon assumptions that management of the Borrower believes in good faith to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01.   Affirmative Covenants.

So long as any Bank shall have any Commitment hereunder or any Advance shall remain outstanding, the Borrower will, unless the Majority Banks shall otherwise consent in writing:

(a)      Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and all Environmental Laws), non-compliance with which would materially adversely affect the business, operations, affairs, assets or condition, financial or otherwise, or prospects of the Borrower or in any way affect the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

(b)      Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, licenses, permits, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure of the Borrower to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of the Banks under this Agreement, or the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

(c)      Performance and Compliance with Other Agreements.  Perform and comply with each of the material provisions of each indenture, credit agreement, contract or other agreement by which the Borrower or its properties are bound, non-performance or non-compliance with which would have a material adverse effect upon the business or credit of the Borrower or in any way affect the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

(d)      Maintenance of Insurance.  Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.

(e)      Visitation Rights.  Subject to applicable law, during normal business hours and upon reasonable notice, permit the Administrative Agent or any of the Banks or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors; provided, that such records and books of accounts and information concerning the affairs, finances and accounts of the Borrower are not subject to legal privilege that, in the good faith judgment of the Borrower, may be lost or impaired by virtue of such disclosure, and provided, further that if the Borrower’s confidentiality obligations to Persons that are not Affiliates of the Borrower do not permit the Borrower to disclose such records and books of account or such information concerning the affairs, finances and accounts of the Borrower, then the

Borrower shall not be obligated to do so, and provided, further that by requesting any such copy or abstract, by visiting such properties, and by requesting information concerning such affairs, finances and accounts of the Borrower, the Administrative Agent or any Bank (a “Requesting Person”), or any agent or representative thereof, will be deemed to have agreed that all such information received by the Requesting Person in response to such request or in the course of such visit will constitute “Information”, as defined in Section 8.07, and that the Requesting Person will use such Information in accordance with the provisions of Section 8.07.

(f)      Keeping of Books.  Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements of the Borrower referred to in Section 4.01(e) hereof.

(g)      Maintenance of Properties, Etc.  Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h)      Payment of Taxes, Etc.  Pay and discharge before the same shall become delinquent all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property, except to the extent the same are being contested in good faith by appropriate proceedings and for which the Borrower has set aside adequate reserves in accordance with GAAP for the payment thereof.

(i)      Reporting Requirements.  Furnish to each of the Banks:

(i)           as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for such fiscal quarter and the related consolidated statements of income for the Borrower and its Subsidiaries, together with a certificate of the chief financial officer of the Borrower (x) stating that no event has occurred and is continuing that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both, or, if an Event of Default or an event that would constitute an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto and (y) demonstrating compliance with Section 5.03 hereof for and as of the end of such quarter, such demonstration to be in a schedule which sets forth the computations used in demonstrating such compliance;

(ii)           as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries for such fiscal year and the related statements of income and retained earnings for the Borrower and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or another nationally recognized accounting firm), together with a certificate of the chief financial officer of the Borrower (x) stating that no event has occurred and is continuing that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both, or, if an Event of Default or an event that would constitute an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto and (y) demonstrating compliance with Section 5.03 hereof for and as of the end of the last fiscal quarter, such demonstration to be in a schedule which sets forth the computations used in demonstrating such compliance;

(iii)           promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its shareholders and copies of all other reports and registration statements that the Borrower files with the Securities and Exchange Commission or any national securities exchange, other than registration statements relating to employee benefit plans, and to registrations of securities for any selling security holder;

(iv)           promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA that the Borrower files under ERISA with the IRS or the PBGC or the U.S. Department of Labor or which the Borrower receives from the PBGC;

(v)           as soon as possible and in any event within five days after the occurrence of each Event of Default or each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, the statement of the chief financial officer or chief accounting officer of the Borrower setting forth details of such Event of Default or event and the action that the Borrower proposes to take with respect thereto;

(vi)           as soon as possible and in any event within five days after the commencement thereof or any adverse determination or development therein, notice of all actions, suits and proceedings that may adversely affect the Borrower’s ability to perform its obligations under this Agreement; and

(vii)           subject to applicable law, during normal business hours and upon reasonable notice, such other information, documents, records or reports respecting the business, operations, affairs, assets or condition, financial or otherwise, or prospects of the Borrower as any Bank through the Administrative Agent may from time to time reasonably request; provided, that such records and books of accounts and information concerning the affairs, finances and accounts of the Borrower are not subject to legal privilege that, in the good faith judgment of the Borrower, may be lost or impaired by virtue of such disclosure, and provided, further that if the Borrower’s confidentiality obligations to Persons that are not Affiliates of the Borrower do not permit the Borrower to disclose such records and books of account or such information concerning the affairs, finances and accounts of such Person, then the Borrower shall not be obligated to do so, and provided, further that by requesting any such information, documents, records or reports, the Requesting Person will be deemed to have agreed that the Requesting Person will use the information, documents, records or reports received in response to such request for the Requesting Person’s own use in connection with this Agreement, and will keep such information, documents, records or reports confidential and will not (except as required by applicable law, regulation or legal or audit  process), without the Borrower’s prior written consent, disclose any of such information, documents, records or reports to any third person in any manner whatsoever.

(j)      Use of Proceeds.  Use the proceeds of Advances solely for the purpose of (i) satisfying the Borrower’s obligations with respect to the redemption of the 5-3/4% Connecticut State Development Authority Pollution Control Revenue Bonds (United Illuminating Company Project), due June 1, 2026, the 7-1/8% New Hampshire State Business Financing Authority Pollution Control Revenue Bonds (United Illuminating Company Project), due July 1, 2027, and the 6-7/8% New Hampshire State Business Financing Authority Pollution Control Revenue Bonds (United Illuminating Company Project), due December 1, 2029, and (ii) paying any out-of-pocket expenses (including counsel fees) incurred in connection with the redemption of the bonds listed in (i) above.

SECTION 5.02.   Negative Covenants.

So long as any Bank shall have any Commitment hereunder or any Advance shall remain outstanding, the Borrower, will not, without the written consent of the Majority Banks:

(a)      Liens, Etc.  Create, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance, or any other type of preferential arrangement (each of the foregoing, a “Lien”), upon or with respect to any of its properties or rights, whether now owned or hereafter acquired, or assign as collateral any right to receive income, services or property; provided, however, that the following shall be permitted to exist:

(i)           Liens for taxes, assessments or governmental charges not delinquent;

(ii)           Liens for workmen’s compensation awards and similar obligations not delinquent;

(iii)           Liens for taxes, assessments or governmental charges delinquent but the validity of which is being contested at the time in good faith by appropriate proceedings;

(iv)           Liens existing upon any property acquired by the Borrower in the ordinary course of business (other than any such Lien created in contemplation of the acquisition of such property);

(v)           Liens arising in connection with sales or transfers of, or financings secured by, accounts receivable or related contracts;

(vi)           Liens securing obligations incurred in the ordinary course of business in respect of any interest rate, currency or commodity swap or hedge or any other interest rate, currency or commodity risk protection arrangement;

(vii)           Liens in respect of property of the Borrower or any Subsidiary of the Borrower existing on the date hereof and described in Schedule 5.02;

(viii)           Liens in respect of property acquired or constructed by the Borrower or any Subsidiary of the Borrower after the date hereof that are created at the time of or within 120 days after acquisition or completion of construction of such property to secure Debt assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case (A) no such Lien shall extend to or cover any other property of the Borrower or any Subsidiary of the Borrower, as the case may be, and (B) the aggregate principal amount of Debt secured by all such Liens in respect of any such property shall not exceed the cost of such property and any improvements then being financed;

(ix)           extensions, renewals or replacements of any Liens permitted by clause (vii) above (including successive extensions, renewals and replacements), provided in each case that the principal amount of Debt (or the maximum commitment therefore) secured by any such Lien is not increased and such Lien does not extend to or cover any property other than the property covered by such Lien on the date of such extension, renewal or replacement;

(x)           Liens created by or resulting from litigation or legal proceedings that are currently being contested in good faith by appropriate proceedings and do not involve amounts that in the aggregate would exceed $10,000,000; and

(xi)           Liens incidental to the normal conduct of the business of the Borrower or any Subsidiary of the Borrower or the ownership of its property that are not incurred in connection with the incurrence of Debt and that do not in the aggregate materially impair the use of such property in the operation of the business of the Borrower and its Subsidiaries taken as a whole or the value of such property for the purposes of such business.

(b)      Mergers, Sale of Assets, Etc.  Merge or consolidate with any Person or sell, assign, lease, transfer or otherwise dispose of, (whether in one transaction or a series of transactions) all or substantially all of its assets or properties (whether now owned or hereafter acquired) or any material asset or property to any Person, except for the following (with such exceptions not being intended to characterize the assets described therein as “material” or otherwise):  (i) dispositions of receivables; (ii) dispositions arising in the ordinary course of its business as conducted on the date hereof; (iii) dispositions of assets having an aggregate fair market value of less than $20,000,000 in connection with sale leaseback transactions with respect to such assets where the Borrower or one of its Subsidiaries is the lessee of such assets; (iv) the merger of any Subsidiary of the Borrower into any other Subsidiary of the Borrower; and (v) the sale of the Borrower’s Electric Systems Work Center Facility located in Shelton, Connecticut.

(c)      Change in Nature of Business.  Make any material change in the nature of its business as conducted on the date hereof.

SECTION 5.03.   Financial Covenant.

So long as any Bank shall have any Commitment hereunder or any Advance shall remain outstanding, the Borrower will maintain a ratio of Consolidated Debt to Consolidated Capital, as of the last day of each March, June, September and December, of not greater than 0.65 to 1.00.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01.   Events of Default.

If any of the following events (an “Event of Default”) shall occur and be continuing:

(a)      The Borrower shall fail to pay any principal of any Advance when due, or shall fail to pay any interest on any Advance or any other amounts payable hereunder or under any other Loan Document within 3 Business Days of when due; or

(b)      Any representation or warranty made, or deemed made, by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)      The Borrower shall fail to perform or observe any of the covenants and agreements contained in Section 5.02 or Section 5.03; or

(d)      The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Bank; provided, however, it shall not be an Event of Default if the Borrower fails to perform or observe the covenant and agreement set forth in Section 5.01(i)(iv) if such Reportable Event, either individually or together with any other such event or events, could not reasonably be expected to have a material adverse effect on the Borrower; or

(e)      The Borrower shall fail to pay when due any interest or principal due with respect to any Debt outstanding in the principal or notional amount of at least $10,000,000, or any interest or premium thereon in an aggregate amount of at least $10,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)      The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person (but not instituted by such Person) such proceeding shall continue undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, such Person or any substantial part of the property of such Person) shall occur or such Person shall consent to or acquiesce in any such proceeding; or such Person shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(g)      Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower and enforcement proceedings shall have been commenced by any creditor upon such judgment or order or there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)      Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Bank, such ERISA Event shall still exist; or

(i)      An Environmental Event shall have occurred that materially adversely affects the assets, liabilities, financial condition, business, operations or prospects of the Borrower; or

(j)      A Change of Control shall occur;

then, and in any such event, (i) each Eurodollar Rate Advance will, at the end of the Interest Period applicable to such Advance, Convert to a Base Rate Advance and (ii) the Administrative Agent (A) shall at the request, or may with the consent, of the Majority Banks, declare the obligation of each Bank to make and Convert Advances to be terminated, whereupon the same shall forthwith terminate, and (B) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement and each other Loan Document to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Bank to make and Convert Advances shall automatically be terminated and (B) the Advances, all such interest and all such other amounts payable by the Borrower shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01.   Authorization and Action.

Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.

SECTION 7.02.   Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any promissory note delivered pursuant to Section 2.01(b) as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its subsidiaries; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.   JPMorgan and Affiliates.

With respect to its Commitment, and the Advances made by it, JPMorgan shall have the same rights and powers under this Agreement as any other Bank, and may exercise the same as though it were not the Administrative Agent; and the terms “Bank” and “Banks” shall, unless otherwise expressly indicated, include JPMorgan in its individual capacity.  JPMorgan and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if JPMorgan were not the Administrative Agent and without any duty to account therefor to the Banks.

SECTION 7.04.   Bank Credit Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any Person identified in this Agreement and based on the financial statements referred to in Section 4.01 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.   Indemnification.

The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances held by each of them (or if no Advances are at the time outstanding, ratably according to their Commitment Percentages), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06.   Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks.  Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.   Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:  (i) waive any of the conditions specified in Section 3.01 hereof, (ii) increase the Commitment of any Bank or subject any Bank to any additional obligations, (iii) reduce the principal of, or interest on, the outstanding Advances or other amounts payable hereunder or under any other Loan Document, (iv) postpone any date fixed for any payment of principal of, or interest on, the outstanding Advances or other amounts payable hereunder or under any other Loan Document, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the outstanding Advances, or the number of Banks, that shall be required for the Banks or any of them to take any action hereunder, (vi) amend or waive the provisions for the sharing of payments among the Banks as set forth in Section 2.13 or (vii) amend the definition of Majority Banks or this Section 8.01; and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, and (B) this Agreement may be amended and restated without the consent of any Bank or the Administrative Agent if, upon giving effect to such amendment and restatement, such Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder and each other Loan Document to such Bank or the Administrative Agent, as the case may be.

SECTION 8.02.   Notices, Etc.

(a)           All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telecopied, telexed, telegraphed or delivered, if to the Borrower, at its address at 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506-0901, Attention:  Treasurer; facsimile no.: 203-499-2414; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; and if to the Administrative

Agent, at its address at 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention: Loan Operations, Leonida Mischke, facsimile no.: 888-292-9533, with a copy to (except in the case of the Notice of Borrowing or any notice relating to Conversion) 10 South Dearborn, 9th Floor, Chicago, Illinois 60603, Attention John Zur, facsimile no.: 312-732-1762; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iii) shall be delivered to the Administrative Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Administrative Agent.  All such notices and communications shall, when mailed, telecopied, telexed, telegraphed or e-mailed, be effective when deposited in the mails, sent by telecopy or telex, delivered to the telegraph company or confirmed by e-mail, respectively, addressed as aforesaid, except that notices and communications delivered pursuant to Article II or VII shall not be effective until received.

(b)           So long as JPMorgan or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iii) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Banks by e-mail at large.corporate.agency@jpmchase.com.  The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

SECTION 8.03.   No Waiver; Remedies.

No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.   Costs, Expenses, Taxes and Indemnification.

(a)      The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative

Agent as to its rights and responsibilities under this Agreement and the other Loan Documents.  The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent and the Banks (including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses of the Administrative Agent and the Banks in connection with the enforcement of rights under this Section 8.04(a).  In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other documents to be delivered hereunder, and agrees to save the Administrative Agent and each Bank and their Affiliates harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

(b)      If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Eurodollar Rate Advance, as a result of a payment or Conversion pursuant to Section 2.07(d), 2.09 or 2.11 hereof, or any acceleration of the maturity of the Advances pursuant to Section 6.01 hereof or if the Borrower fails to borrow or Convert (including, without limitation, failure to borrow or Convert resulting from any failure to fulfill on the date specified for such Borrowing or Conversion the applicable conditions set forth in Article III hereof) in accordance with notices delivered pursuant to Section 2.02 or 2.08 hereof or for any other reason, the Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Eurodollar Rate Advance.

(c)      The Borrower hereby agrees to indemnify and hold harmless each Bank, the Administrative Agent, counsel to the Administrative Agent and their respective officers, directors, partners, employees, Affiliates and advisors (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs, or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding and whether or not such proceeding is brought by the Borrower or any of its Affiliates or any of their respective directors, securityholders or creditors, an Indemnified Person or any other Person) that any of them may incur or which may be claimed against any of them by any Person:

(i)           by reason of or in connection with the execution, delivery, or performance of this Agreement, or the use by the Borrower of the proceeds of any Advance; and

(ii)           in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release, or ownership of any Hazardous Material

(A) at, upon, or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place.

(d)      The Borrower’s obligations under this Section 8.04 shall survive the repayment of all amounts owing to the Banks and the Administrative Agent hereunder and the termination of the Commitments.  If and to the extent that the obligations of the Borrower under this Section 8.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

(e)      To the extent permitted by applicable law, the Borrower may not assert, and the Borrower hereby waives, any claim against any Indemnified Person (i) for any damages arising from the use by unintended recipients of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) arising out of, in connection with, or as a result of, this Agreement or any transaction, agreement or instrument contemplated hereby, any Advance or the use or intended use of the proceeds thereof, unless such unintended recipient(s) obtained such information or other materials as a result of the gross negligence or willful misconduct of an Indemnified Person, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any transaction, agreement or instrument contemplated hereby, any Advance or the use or intended use of the proceeds thereof.

SECTION 8.05.   Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents, whether or not such Bank shall have made any demand under this Agreement or such other Loan Documents and although such obligations may be unmatured.  Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.

SECTION 8.06.   Binding Effect; Participations and Assignments; No Fiduciary Relationship.

(a)      This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

(b)      Assignments by Banks.  Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Bank or an Affiliate of a Bank; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received proper written notice thereof; and

(B)           the consent of the Administrative Agent (with each such consent not to be unreasonably withheld or delayed) shall be required.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person which, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent and each Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its pro rata share of the Commitments.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  2.06, 2.10, 2.14 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)      Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)      Participations.  Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (iv) such Bank shall remain the holder of any promissory notes held pursuant to Section 2.01(b) for all purposes of this Agreement.  For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Bank to its Participant(s).

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (vi) of Section 8.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.06, 2.10, 2.14 and 8.04(b) (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 8.06(f) as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.06, 2.10 or 2.14, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Bank that sells a participation shall (i) withhold or deduct from each payment to the holder of such participation the amount of any Tax required to be withheld under applicable laws to be withheld or deducted from such payment, to the extent such amount was not withheld or deducted (or required by applicable law to be withheld or deducted) therefrom by a Withholding Agent, (ii) pay the Tax so withheld or deducted by it to the appropriate taxing authority in accordance with applicable law and (iii) indemnify each Withholding Agent for any losses, costs and expenses that such Withholding Agent may incur as a result of any failure to so withhold or deduct and pay any such Tax.  Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.06(f)(ii) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Bank; provided that such Participant agrees to be subject to Section 2.13 as though it were a Bank.  Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)      Certain Pledges.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f)      Mitigation Obligations and Replacement of Banks.

(i)           If any Bank requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section  2.14, then such Bank shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.14, as the case may be, in the future, and (B) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(ii)           If any Bank requests compensation under Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.14 and, in each case, such Bank has declined or is unable to designate a different Applicable Lending Office in accordance with paragraph (i) above, or if any Bank is a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, this Section 8.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(A)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in subsection (b)(iv) above;

(B)           such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(C)           in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(D)           such assignment does not conflict with applicable law.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(g)      The Borrower agrees that the Credit Parties do not have any fiduciary, advisory or agency relationship with the Borrower and are not advising the Borrower as to any legal, accounting, regulatory or tax matters as a result of the transactions contemplated by this Agreement.  The Borrower waives, to the fullest extent permitted by law, any claims it may have against the Credit Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Credit Parties will have no liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on the Borrower’s behalf, including the Borrower’s equity holders, employees or creditors.

SECTION 8.07.   Confidentiality

(a)      Each of the Administrative Agent and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or the Banks on a nonconfidential basis from a source other than the Borrower or (ix) on a confidential basis to the CUSIP Service Bureau or any similar agency (including any self-regulatory authority) in connection with the issuance and monitoring of CUSIP numbers with respect to the Agreement.

(b)      For purposes of this Section 8.07 the term “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or the Banks on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.08.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Certain Disclosures.

(a)      This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)      The Borrower hereby irrevocably (i) submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and (iv) waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other instrument or document delivered hereunder or thereunder.  The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section

8.02 hereof.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)      Nothing in this Section shall affect the right of the Administrative Agent or the Banks to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or the Banks to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

(d)      Notwithstanding anything else contained in this Agreement, each party hereto (and each employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 8.09.   Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.10.   USA PATRIOT Act Notice.

Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

SECTION 8.11.   Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then for so long as such Bank is a Defaulting Bank, the Commitment of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that the foregoing shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification pursuant to clauses (i) through (vi) of Section 8.01.  Notwithstanding the foregoing, in the event that there is only one Bank that is party to this Agreement and such Bank is a Defaulting Bank, then at the discretion of the Borrower, such Bank may be included in determining whether the Majority Banks have taken or may take any action hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE UNITED ILLUMINATING COMPANY

By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and a Bank

By	/s/ John E. Zur
Name: John E. Zur
Title: Authorized Officer

[SIGNATURE PAGE TO UNITED ILLUMINATING CREDIT AGREEMENT]

SCHEDULE I

$105,000,000 Credit Agreement

The United Illuminating Company

Name of Bank	Domestic Lending Office	Eurodollar Lending Office	Commitment

JPMorgan Chase Bank, N.A.	Mid Corp Loan & Agency	Mid Corp Loan & Agency	$105,000,000
	10 South Dearborn	10 South Dearborn
	Chicago, Illinois 60603	Chicago, Illinois 60603